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IFR SYSTEMS, INC.
EXHIBIT (11) - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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                                                   1995           1994           1993
                                             ----------      ---------      ---------

PRIMARY:
Average shares outstanding                        5,314          5,237          5,220
Net effect of dilutive stock
    options-based on the treasury
    stock method using average
    market price                                    142             56           (45)
                                             ----------      ---------      ---------
Totals                                            5,456          5,293          5,175
                                             ----------      ---------      ---------
                                             ----------      ---------      ---------
Net Income                                   $    2,251      $     987      $     877
                                             ----------      ---------      ---------
                                             ----------      ---------      ---------
Per Share Amount                             $     0.41      $    0.19      $    0.17
                                             ----------      ---------      ---------
                                             ----------      ---------      ---------
FULLY DILUTED:
Average shares outstanding                        5,314          5,237          5,220
Net effect of dilutive stock
    options-based on the treasury
    stock method using the period-
    end market price, if greater
    than average market price                       212             56             21
Assumed conversion of 10%
    convertible notes                               119            153            153
                                             ----------      ---------      ---------
Totals                                            5,645          5,446          5,394
                                             ----------      ---------      ---------
                                             ----------      ---------      ---------
Net Income                                   $    2,251      $     987      $     877
Add 10% convertible note interest,
    net of federal income tax effect                 58             81             81
                                             ----------      ---------      ---------
Totals                                       $    2,309      $   1,068      $     958
                                             ----------      ---------      ---------
                                             ----------      ---------      ---------
Per Share Amount                             $     0.41      $    0.20      $    0.18
                                             ----------      ---------      ---------
                                             ----------      ---------      ---------
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NOTE--Average shares outstanding used for Net Income Per Share included in the
Company's financial statements do not reflect the effect of the stock options granted or convertible notes since their aggregate effect is less than 3%.